CHARTER FOR THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF


                          TELECOM COMMUNICATIONS, INC.




                            ADOPTED JANUARY 27, 2005


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                     CHARTER FOR THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                          TELECOM COMMUNICATIONS, INC.

PURPOSE:

The purpose of the Compensation Committee (the "Committee") established pursuant to this charter is to review and make recommendations to the Board of Directors (the "Board") regarding all forms of compensation to be provided to the executive officers of and directors of Telecom Communications, Inc. and its subsidiaries (collectively, the "Company"), including stock compensation and loans, and all bonus and stock compensation to all employees.

The Compensation Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

MEMBERSHIP AND ORGANIZATION:

COMPOSITION. The Compensation Committee shall consist of such members of the Board, all of whom shall be independent directors, in accordance with the rules of the NASDAQ as determined by the Board. The members of the Compensation Committee will be appointed by and serve at the discretion of the Board. The Board may determine that it is not feasible to maintain a distinct Compensation Committee. In such circumstances, the Board may exercise such functions.

MEETINGS. It is anticipated that the Compensation Committee will meet at least two times each year. However, the Compensation Committee may establish its own schedule, which it will provide to the Board in advance.

At a minimum of one of such meetings annually, the Compensation Committee will consider stock plans, performance goals and incentive awards, and the overall coverage and composition of the compensation package.

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.


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RESPONSIBILITIES AND DUTIES:

The responsibilities and duties of the Committee shall include:

1. Reviewing and making recommendations to the Board regarding the compensation policy for executive officers of the Company, and such other officers of the Company as directed by the Board;

2. Reviewing and making recommendations to the Board regarding all forms of compensation (including all "plan" compensation, as such term is defined in Item 402(a)(7) of Regulation S-K promulgated by the Securities and Exchange Commission, and all non-plan compensation) to be provided to the executive officers of the Company;

3. Reviewing and making recommendations to the Board regarding general compensation goals and guidelines for the Company's employees and the criteria by which bonuses to the Company's employees are determined;

4. Acting as Administrator (as defined therein) of the Company's benefit plans including stock option plans. In its administration of the plans, the Compensation Committee may, pursuant to authority delegated by the Board, grant stock options or stock purchase rights to individuals eligible for such grants and amend such stock options or stock purchase rights. The Compensation Committee shall also make recommendations to the Board with respect to amendments to the plans and changes in the number of shares reserved for issuance hereunder;

5. Reviewing and making recommendations to the Board regarding other plans that are proposed for adoption or adopted by the Company for the provision of compensation to employees of, directors of and consultants to the Company;

6. Preparing a report (to be included in the Company's proxy statement) which describes: (a) the criteria on which compensation paid to the Chief Executive Officer for the last completed fiscal year is based; (b) the relationship of such compensation to the Company's performance; and (c) the Compensation Committee's executive compensation policies applicable to executive officers; and

7. Authorizing the repurchase of shares from terminated employees pursuant to applicable law.

REPORTS:
The Compensation Committee will provide written reports to the Board of the Company regarding recommendations of the Compensation Committee submitted to the Board for action, and copies of the written minutes of its meetings.


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